Exhibit 99.1

News Release

Weatherford Reports Record Earnings Per Diluted Share of $0.59
(Before Non-recurring Charges of $0.04 Per Share)

HOUSTON, April 22, 2005 — Weatherford International Ltd. (NYSE: WFT) today reported first quarter 2005 net income of $86.5 million from continuing operations or $0.59 per diluted share, before after-tax charges of $6.1 million or $0.04 per diluted share. This represents the highest quarterly earnings per share in the company’s history. Non-recurring items affecting the quarter were exit and debt restructuring charges primarily related to Weatherford’s percentage ownership of Universal Compression Holdings, Inc. Excluding the charges, first quarter diluted earnings per share from continuing operations improved 55 percent over first quarter 2004 diluted earnings per share of $0.38.

Revenues for the first quarter were $857.7 million and represented a 20 percent increase over the $712.6 million reported last year. Revenues improved in all geographic regions. North American revenues improved 25 percent compared to a 10 percent improvement in rig count. Eastern Hemisphere revenues improved 14 percent as compared to a 7 percent rig count improvement. Operating income before charges was $129.8 million for the quarter, nearly 50% higher than the same quarter in the prior year.

On a sequential basis, first quarter revenues were slightly below the record levels posted in the fourth quarter of 2004. As expected, seasonally lower activity in the North Sea and lower export sales negatively impacted first quarter revenues; however, sequential operating income (excluding charges) increased 4 percent above the fourth quarter of 2004. These improvements were driven by increased profitability in the Drilling Services Division and lower research and development expenditures company-wide. First quarter diluted earnings per share from continuing operations before charges of $0.59 increased 7 percent from fourth quarter diluted earnings per share of $0.55, which excluded the gain relating to the Company’s sale of Universal Compression Holdings, Inc.’s common stock.

Drilling Services

Revenues for the quarter were $486.6 million, 21 percent above the same quarter in the prior year and essentially flat as compared to the prior quarter. Geographically, sequential revenue improvements in Canada were offset by lower revenues in the U.S. and the Eastern Hemisphere. As expected, the seasonal declines in the North Sea negatively impacted first quarter revenues.

Operating income of $112.2 million was 46 percent higher than the same quarter in the prior year and 3 percent higher than the preceding quarter. Operating income margins improved 110 basis points sequentially and 410 basis points over the same quarter in the prior year. Sequential improvements were due to a strong performance by our drilling methods product line.

Production Systems

First quarter revenues of $371.1 million were 20 percent higher than the first quarter of 2004 and 4 percent lower than the prior quarter. The sequential revenue decline resulted from higher export sales in the fourth quarter as our clients ended their budget cycle. On a product line basis, artificial lift continues to be the largest contributor to this division’s revenues.

The current quarter’s operating income of $51.2 million improved 41 percent as compared to the same quarter in the prior year and was essentially flat as compared to the fourth quarter of 2004. Operating income margins improved 60 basis points sequentially and 210 basis points over the same quarter in the prior year.

Research and Development

The Company’s Research and Development expenditures of $21.0 million returned to expected levels for the first quarter of 2005. Research and Development expenditures were $2.8 million greater in the fourth quarter of 2004 due principally to high costs for prototype development.

Corporate Expenses

Corporate Expenses were relatively flat sequentially and increased $5.5 million as compared to the same period last year due primarily to corporate governance compliance and employee stock-based compensation expense.

Equity in Earnings of Unconsolidated Affiliates

Equity in Earnings of Unconsolidated Affiliates excluding charges were $4.2 million and decreased $1.6 million as compared to the sequential quarter. The decrease was due to Weatherford’s lower percentage ownership of Universal Compression Holdings, Inc., partially offset by increased earnings.

Conference Call

The company will host a conference call with financial analysts to discuss the 2005 first quarter results on April 22, 2005 at 11:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures used in this release and may be used periodically by management when discussing the company’s financial results with investors and analysts.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 18,000 people worldwide.

# # #

Contact:	Lisa W. Rodriguez Chief Financial Officer	(713) 693-4746

	Andrew P. Becnel Vice President — Finance	(713) 693-4136

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(In 000’s, Except Per Share Amounts)

	Three Months
	Ended March 31,
	2005	2004
Net Revenues:
Drilling Services	$486,644	$403,719
Production Systems	371,062	308,921

	857,706	712,640

Operating Income (Expense):
Drilling Services	112,239	76,696
Production Systems	51,248	36,282
Research and Development	(21,019)	(19,253)
Equity in Earnings, excluding non-recurring expense	4,201	5,253
Non-recurring Expense	(6,762)	—
Corporate Expenses	(16,889)	(11,368)

	123,018	87,610
Other Income (Expense):
Other, Net	(579)	628
Interest Expense, Net	(13,658)	(15,674)

Income from Continuing Operations Before Income Taxes	108,781	72,564
Provision for Income Taxes	(28,346)	(19,064)

Income from Continuing Operations	80,435	53,500
Income (Loss) from Discontinued Operation, Net of Taxes	161	(895)

Net Income	$80,596	$52,605

Basic Earnings Per Share:
Income from Continuing Operations	$0.58	$0.40
Income (Loss) from Discontinued Operation	0.00	(0.00)

Net Income	$0.58	$0.40

Diluted Earnings Per Share:
Income from Continuing Operations	$0.55	$0.38
Income (Loss) from Discontinued Operation	0.00	(0.00)

Net Income	$0.55	$0.38

Weighted Average Shares Outstanding:
Basic	137,813	132,312
Diluted	152,366	146,950

Weatherford International Ltd.
Supplemental Information
(In 000’s)

	Three Months
	Ended March 31,
	2005	2004
Geographic Revenues:
Eastern Hemisphere	$298,347	$262,781
United States	317,720	240,056
Canada	161,265	143,049
Latin America	80,374	66,754

	$857,706	$712,640

Depreciation and Amortization:
Drilling Services	$49,670	$44,889
Production Systems	18,742	15,775
Research and Development	1,142	1,177
Other	568	584

	$70,122	$62,425

Research and Development:
Drilling Services	$9,805	$9,814
Production Systems	11,214	9,439

	$21,019	$19,253

Selected Balance Sheet Information
(In 000’s)

	March 31,	December 31,
	2005	2004
Cash	$313,953	$317,439
Accounts Receivable, Net	801,427	742,291
Inventories	738,197	679,607
Accounts Payable	270,414	279,763
Short-Term Borrowings and Long-Term Debt	1,425,475	1,426,666
Shareholders’ Equity	3,460,887	3,313,389